Exhibit 2

Greek Court Proceeds In Royal Olympia Case

For immediate release

February 29, 2004

Piraeus, Greece – February 29, 2004 - Royal Olympia Cruises (NASDAQ: ROCLF) announced today that the Greek Maritime Court of appeal of Piraeus administering the proceeding under section 45 of Law 1892/1990 regarding its subsidiaries “ELLINIKI ETAIRIA DIIPEIROTIKON GRAMMON A.E.”, “VALENTINE OCEANIC TRADING INC”, “FREEWIND SHIPPING COMPANY” and “OCEAN QUEST SEACARRIERS LIMITED”, which are the owning companies of the vessels ODYSSEUS, TRITON, WORLD RENAISSANCE and OLYMPIA I, and “ROYAL OLYMPIC CRUISES LTD” (the Management Company),   gave its consent for their inclusion in the above section (similar to Chapter 11 in the United States). The Court also appointed an administrator (mediator) for a period of six months in order to try and find a compromise agreement with the creditors.

The above decision provides a legal framework which allows the Company to operate for a period of six months, with the possibility of a further three month extension subject to court approval, in order to allow the administrator (mediator) to reach agreements with the Company’s creditors. However the Company will have to secure a sufficient amount of working capital in order to be operational. This amount has not yet been secured.

This press release contains forward looking statements.  Forward looking statements can be identified in many cases by the use of terms such as “may”, “will” , “should” , “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “continue”, or other terms. These statements are based on assumptions that are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control and may cause our business activities and results, including the results of any discussion between Royal Olympic and creditors of the debtors, to be materially different from those that are implied by the forward-looking statements.

Although we believe that the expectation expressed in our forward-looking statement are reasonable, we cannot assure you of any further business activity or result.

For further information:

James R. Lawrence tel 203 550 2621